As filed with the Securities and Exchange Commission on November 4, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

QuinStreet, Inc.

(Exact name of registrant as specified in its charter)

Delaware		77-0512121
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
950 Tower Lane, 6th Floor Foster City, CA 94404 (650) 578-7700
(Address of Principal Executive Offices, Including Zip Code)

QuinStreet, Inc. 2021 Employee Stock Purchase Plan (Full title of the plan)

Douglas Valenti Chief Executive Officer and Chairman 950 Tower Lane, 6th Floor Foster City, CA 94404 (650) 578-7700
(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	2,164,999	$13.79	$29,844,511.22	$2,766.59

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, $0.001 par value per share (“Shares”), of QuinStreet, Inc. (the “Company” or “Registrant”) (i) authorized for issuance under the QuinStreet, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Shares that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)	Calculated under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on November 2, 2021 as reported by the Nasdaq Global Market.

(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)  the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed on August 26, 2021 (File No. 001-34628);

(b) the Company’s Current Reports on Form 8-K filed on September 10, 2021 and October 26, 2021;

(c) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's Annual Report referred to in (a) above; and

(d) the description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed on February 9, 2010 (File No. 00-34628) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Company’s amended and restated certificate of incorporation eliminates the liability of the Company’s directors for monetary damages to the fullest extent permitted under the Delaware General Corporation Law. The Company’s amended and restated bylaws require the Company to indemnify its directors and executive officers to the maximum extent not prohibited by the Delaware General Corporation Law or any other applicable law and allow the Company to indemnify other officers, employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

The Company has entered into indemnification agreements with its directors and executive officers, whereby the Company has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Company.

At present, there is no pending litigation or proceeding involving a director or officer of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

 The Company maintains insurance policies that indemnify the Company’s directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of QuinStreet, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-163228), filed with the Securities and Exchange Commission on December 22, 2009)

4.2	By-Laws of QuinStreet, Inc. incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-163228), filed with the Securities and Exchange Commission on December 22, 2009)

4.3

Form of QuinStreet, Inc.’s Common Stock Certificate incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-163228), filed with the Securities and Exchange Commission on January 14, 2010)

5.1*	Opinion of Davis Polk & Wardwell LLP

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in signature pages hereof)

99.1*	QuinStreet, Inc. 2021 Employee Stock Purchase Plan

* Filed herewith

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)       To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foster City, State of California, on the 4th day of November, 2021.

QuinStreet, Inc.

By:	/s/ Douglas Valenti
	Name:	Douglas Valenti
	Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Valenti and Gregory Wong, and each of them, the true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Valenti	Chairman of the Board and	November 4, 2021
Douglas Valenti	Chief Executive Officer (Principal Executive Officer)

/s/ Gregory Wong	Chief Financial Officer	November 4, 2021
Gregory Wong	(Principal Financial and Accounting Officer)

/s/ Asmau Ahmed	Director	November 4, 2021
Asmau Ahmed
/s/ Anna Fieler	Director	November 4, 2021
Anna Fieler
/s/ Matthew Glickman	Director	November 4, 2021
Matthew Glickman
/s/ Stuart Huizinga	Director	November 4, 2021
Stuart Huizinga

/s/ David Pauldine	Director	November 4, 2021
David Pauldine

	Director	November 4, 2021
Andrew Sheehan

	Director	November 4, 2021
James Simons

	Director	November 4, 2021
Hillary Smith

EXHIBIT INDEX

Exhibit Number

4.1	Amended and Restated Certificate of Incorporation of QuinStreet, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-163228), filed with the Securities and Exchange Commission on December 22, 2009)

4.2	By-Laws of QuinStreet, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-163228), filed with the Securities and Exchange Commission on December 22, 2009)

4.3

Form of QuinStreet, Inc.’s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-163228), filed with the Securities and Exchange Commission on January 14, 2010)

5.1*	Opinion of Davis Polk & Wardwell LLP

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in signature pages hereof)

99.1*	QuinStreet, Inc. 2021 Employee Stock Purchase Plan

* Filed herewith